Godfrey & Kahn, S.C.
                   Attorneys-At-Law
                780 North Water Street
              Milwaukee, Wisconsin  53202
                 Tel:  (414) 273-3500


                   December 15, 1998


La Crosse Funds, Inc.
311 Main Street
La Crosse, Wisconsin  54602

Gentlemen:

     We have acted as your counsel in connection with the preparation of a Registration Statement on Form N-
1A (Registration Nos. 333-65579 and 811-9051) (the
"Registration Statement") relating to the sale by you of up to that number of shares of the La Crosse Large
Cap Stock Fund common stock, $0.00001 par value (the
"Shares"), a series of the La Crosse Funds, Inc. (the
"Company"), as now or hereafter authorized pursuant to the Company's Articles of Incorporation, as may be amended from time to time, in the manner set forth in the Registration Statement (and the Prospectus included therein).

     We have examined: (a) the Registration Statement
(and the Prospectus included therein), (b) the Company's Articles of Incorporation and By-Laws, (c) certain resolutions of the Company's Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and nonassessable, except as provided in Section 180.0622(2)(b) of the Wisconsin
Statutes.

     We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                                   Very truly yours,

                                   /s/ Godfrey & Kahn, S.C.

                                   GODFREY & KAHN, S.C.